UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2008

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On August 6, 2008, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s second quarter 2008 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

  (d)      Exhibits:

Exhibit 99.1 - Press Release dated August 6, 2008, regarding results for the second quarter 2008.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: August 6, 2008	By: /s/ Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

EXHIBIT 99.1

FIRSTFED REPORTS RESULTS FOR THE SECOND QUARTER OF 2008

Los Angeles, California, August 6, 2008 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced lower loan loss provisions and a decline in single family loans less than 90 days delinquent in the second quarter of 2008 compared to the first quarter of 2008. “While there can be no assurance that this trend will continue, it does reflect our efforts to work through the issues in the single family loan portfolio.”  said Babette Heimbuch, CEO.

The Company reported a net loss of $35.5 million or $2.60 per diluted share of common stock for the second quarter of 2008 compared to a net loss of $69.8 million or $5.11 per diluted share of common stock for the first quarter of 2008 and net income of $29.1 million or $1.74 per diluted share of common stock for the second quarter of 2007.

The second quarter loss resulted primarily from a $90.2 million provision for loan losses. The loan loss provision was due to ongoing charge-offs and modifications of single family loans as well as higher levels of non-accrual single family loans (loans greater than 90 days delinquent or in foreclosure). The Company recorded a $150.3 million provision for loan losses during the first quarter of 2008 and a $3.1 million loan loss provision during the second quarter of 2007.

The Bank’s higher levels of single family non-accrual loans are the result of the large numbers of adjustable rate mortgages that faced a recast of their payment amount in the latter part of 2007 and early 2008.  Non-accrual single family loans increased to $491.7 million as of June 30, 2008 from $393.6 million at March 31, 2008 and $179.7 million as of December 31, 2007 compared to $53.3 million as of June 30, 2007. However, single family loans delinquent less than 90 days have declined as the number of loans facing payment recast have declined during 2008. Single family loans less than 90 days delinquent have decreased to $207.7 million as of June 30, 2008 from $273.3 million as of March 31, 2008 and $236.7 million as of December 31, 2007 compared to $35.2 million as of June 30, 2007.

The level of delinquent loans during 2008 was significantly impacted by adjustable rate mortgages that reached their maximum allowable negative amortization and required an increased payment. The Bank estimates that 594 loans with balances totaling approximately $266.3 million could hit their maximum allowable negative amortization during the rest of 2008. In comparison, 1,366 loans with balances totaling approximately $644.0 million were scheduled to recast during the first half of 2008 and 1,778 loans with balances totaling approximately $823.0 million were scheduled to recast in the second half of 2007. Another 1,422 loans, with balances totaling $653.0 million, could hit their maximum allowable negative amortization during 2009.  The Bank has a program to reach out to borrowers faced with loan recasts to encourage them to modify their loans before the recast date.

Total modified loans were $308.7 million as of June 30, 2008. These modified loans are considered troubled debt restructurings (“TDRs”) and valuation allowances of $26.3 million were established as of June 30, 2008. Another $13.2 million in adjustable rate mortgages were modified as of June 30, 2008 but were not considered TDRs and therefore no valuation allowances were established. Modified loans totaled $108.1 million at March 31, 2008 and $1.8 million as of December 31, 2007. There were no modified loans as of June 30, 2007.

Second quarter net earnings were also impacted by lower net interest income which decreased by $4.6 million or 9% compared to the first quarter of 2008 and $25.0 million or 36% compared to the second quarter of 2007. Net interest income decreased due to lower interest-earning assets, increased non-accrual loans and lower interest rate spreads compared to the earlier periods.

On a year-to-date basis, the Company reported a net loss of $105.3 million or $7.71 per diluted share for the first six months of 2008 compared to net income of $61.5 million or $3.66 per diluted share for the first six months of 2007. The year-to-date loss was attributable to the increased loan loss provisions recorded during the first and second quarters and a 35% decrease in net interest income compared to the same period of the prior year.

Net loan charge-offs totaled $80.4 million and $108.9 million for the second quarter and the first six months of 2008 compared to $1.1 million and $1.8 million for the second quarter and the first six months of 2007. The Bank’s non-performing assets to total assets ratio increased to 8.20% at June 30, 2008 from 6.20% at March 31, 2008 and 2.79% at December 31, 2007 compared to 0.85% at June 30, 2007. The increases over the last year were due primarily to increased single family non-accrual loans.

Total allowances for loan losses (general valuation allowances plus allowances for impaired loans) as a percentage of gross loans were 3.96% or $259.7 million at June 30, 2008 compared to 3.83% or $249.9 million as of March 31, 2008, 1.93% or $128.1 million as of December 31, 2007 and 1.62% or $114.9 million as of June 30, 2007. Allowances allocated to single family loans were 5.5% of gross single family loans at June 30, 2008.

Sales of real estate owned resulted in net gains of $3.4 million for the second quarter of 2008 and $3.2 million for the first six months of 2008 compared to net losses of $103 thousand and $189 thousand for the second quarter and first six months of 2007. The gains recorded during 2008 resulted from conservative write downs at the time of foreclosure which created gains upon the ultimate disposition of the properties. Holding costs associated with foreclosed real estate totaled $3.2 million and $4.4 million during the second quarter and first six months of 2008 compared to $369 thousand and $555 thousand during the second quarter and first six months of 2007.

Net interest income was $44.7 million and $94.0 million during the second quarter and the first six months of 2008 compared to $69.7 million and $144.9 million during the second quarter and the first six months of 2007. Net interest income decreased during 2008 compared to 2007 due to declines in average interest-earning assets and lower net interest spreads. Due to loan payoffs, average interest-earning assets decreased by 13% during the second quarter of 2008 compared to the second quarter of 2007 and 18% during the first six months of 2008 compared to same period of 2007. The interest rate spread decreased by 71 basis points during the second quarter of 2008 compared to the second quarter of 2007 and 51 basis points during the first six months of 2008 compared to the first six months of last year. The decreased spreads were primarily caused by interest lost on non-performing loans which lowered the loan yield by 1.15% during the second quarter of 2008 and 0.92% during the first six months of 2008.

Loan originations were $491.6 million and $777.0 million during the second quarter and the first six months of 2008 compared to $180.4 million and $439.9 million during the second quarter and the first six months of 2007. Single family loans comprised 63% of loan originations during the second quarter of 2008 compared with 73% of loan originations during the second quarter of 2007. Multi-family and commercial real estate loans comprised 33% of loan originations for the second quarter of 2008, compared with 21% of loan originations for the second quarter of 2007.

Total assets decreased to $7.2 billion as of June 30, 2008 from $7.7 billion as of June 30, 2007 due to loan payoffs and principal reductions. Due to increased loan originations during the first six months of 2008, total assets at June 30, 2008 were comparable to total assets as of December 31, 2007.

Negative amortization, included in the balance of loans receivable, totaled $302.3 million at June 30, 2008 compared to $301.7 million at December 31, 2007 and $267.5 million at June 30, 2007. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Negative amortization decreased by $7.1 million for the quarter ended June 30, 2008, but increased by $586 thousand for the first six months ended June 30, 2008 compared to increases of $19.0 million and $51.7 million for the quarter and six months ended June 30, 2007. Negative amortization as a percentage of all single family loans that have negative amortization totaled 8.89% at June 30, 2008 compared to 8.35% at March 31, 2008, 7.68% at December 31, 2007 and 5.19% at June 30, 2007.

The portfolio of single family loans with one-year fixed monthly payments totaled $2.8 billion at June 30, 2008 compared to $3.2 billion at December 31, 2007 and $3.6 billion at June 30, 2007. The portfolio of single family loans with three-to-five year fixed monthly payments totaled $901.3 million at June 30, 2008 compared to $1.1 billion at December 31, 2007 and $1.3 billion at June 30, 2007.

Non-interest expense was $25.1 million and $47.2 million for the second quarter and the first six months of 2008 compared to $20.9 million and $41.8 million for the second quarter and the first six months of 2007. The ratio of non-interest expense to average total assets was 1.41% and 1.32% for the second quarter and the first six months ended June 30, 2008 compared to 1.03% and 0.98% for the quarter and the first six months ended June 30, 2007.  The increase in non-interest expense during the second quarter of 2008 compared to the second quarter of 2007 was due primarily to holding costs associated with foreclosed real estate, increased loan incentive costs, and increased federal deposit insurance costs. The increase in non-interest expense during the first six months of 2008 compared to the first six months of 2007 was due to increased holding costs on foreclosed real estate, increased federal deposit insurance costs and increased occupancy costs due to the opening of new branches and a $1.1 million lease write-off for the former corporate headquarters.

The Bank’s risk-based capital ratio was 17.83% at June 30, 2008 and its core and tangible capital ratios were 9.45%, which were in excess of the 10% and 5% ratios, respectively, required by the Bank’s federal regulators to be considered well capitalized.

First Federal Bank of California operates 37 retail banking offices in Southern California. In keeping with the Bank’s retail branch expansion plan, two new retail branches were opened during the second quarter of 2008. The Bank operates two lending offices, one in Southern California and one in Northern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Executive Vice President
(310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)
	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$49,869	$53,974
Investment securities, available-for-sale (at fair value)	340,586	316,788
Mortgage-backed securities, available-for-sale (at fair value)	43,233	46,435
Loans receivable, net of allowances for loan losses of $259,695 and $128,058	6,299,039	6,518,214
Accrued interest and dividends receivable	35,409	45,492
Real estate owned, net (REO)	96,665	21,090
Office properties and equipment, net	20,197	17,785
Investment in Federal Home Loan Bank (FHLB) stock, at cost	121,307	104,387
Other assets	171,831	98,816
	$7,178,136	$7,222,981

LIABILITIES
Deposits	$3,850,828	$4,156,692
FHLB advances	2,199,000	2,084,000
Securities sold under agreements to repurchase	370,000	120,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	57,411	57,790
	6,627,239	6,568,482

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 and 23,970,227 shares; outstanding 13,684,553 and 13,640,997 shares	240	240
Additional paid-in capital	56,504	55,232
Retained earnings	760,118	865,411
Unreleased shares to employee stock ownership plan	—	(339)
Treasury stock, at cost, 10,317,540 and 10,329,230 shares	(266,040)	(266,040)
Accumulated other comprehensive income (loss), net of taxes	75	(5)
	550,897	654,499
	$7,178,136	$7,222,981

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Interest and dividend income:
Interest on loans	$95,193	$148,512	$204,666	$311,833
Interest on mortgage-backed securities	523	681	1,116	1,390
Interest and dividends on investments	5,876	5,543	11,398	11,930
Total interest income	101,592	154,736	217,180	325,153
Interest expense:
Interest on deposits	33,122	54,053	73,458	115,118
Interest on borrowings	23,766	30,991	49,677	65,125
Total interest expense	56,888	85,044	123,135	180,243

Net interest income	44,704	69,692	94,045	144,910
Provision for loan losses	90,200	3,100	240,500	6,900
Net interest (loss) income after provision for loan losses	(45,496)	66,592	(146,455)	138,010

Other income:
Loan servicing and other fees	2,785	854	3,258	1,814
Banking service fees	1,752	1,686	3,458	3,372
Gain on sale of loans	7	1,482	20	4,438
Net gain (loss) on real estate owned	3,371	(103)	3,187	(189)
Other operating income	1,706	423	2,724	759
Total other income	9,621	4,342	12,647	10,194

Non-interest expense:
Salaries and employee benefits	13,143	12,044	24,351	24,753
Occupancy	2,849	2,997	7,903	5,800
Advertising	300	208	335	442
Amortization of core deposit intangible	126	126	253	625
Federal deposit insurance	1,352	924	1,896	1,552
Data processing	571	582	1,108	1,203
OTS assessment	454	577	908	1,153
Legal	494	522	1,183	993
Real estate owned operations	3,153	369	4,389	555
Other operating expense	2,632	2,591	4,866	4,711
Total non-interest expense	25,074	20,940	47,192	41,787

(Loss) income before income taxes	(60,949)	49,994	(181,000)	106,417
Income tax (benefit) expense	(25,437)	20,923	(75,707)	44,962
Net (loss) income	$(35,512)	$29,071	$(105,293)	$61,455

Net (loss) income	$(35,512)	$29,071	$(105,293)	$61,455
Other comprehensive (loss) income, net of taxes (benefits)	(1,052)	(656)	80	(711)
Comprehensive (loss)income	$(36,564)	$28,415	$(105,213)	$60,744

(Loss) earnings per share:
Basic	$(2.60)	$1.77	$(7.71)	$3.72
Diluted	$(2.60)	$1.74	$(7.71)	$3.66

Weighted average shares outstanding:
Basic	13,668,097	16,458,283	13,661,856	16,539,440
Diluted	13,668,097	16,671,802	13,661,856	16,774,887

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS
 (Unaudited)

	Quarter ended June 30,
	2008	2007
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,178,136	$7,669,286
Cash and securities	$390,455	$385,942
Mortgage-backed securities	$43,233	$50,569
Loans, net	$6,299,039	$6,994,426
Core deposit intangible asset	$211	$717
Deposits-retail and commercial	$3,186,570	$3,083,127
Deposits-wholesale	$664,258	$1,764,913
Borrowings	$2,719,000	$1,995,900
Stockholders' equity	$550,897	$724,334
Book value per share	$40.26	$45.24
Tangible book value per share	$40.24	$45.20
Stock price (period-end)	$8.04	$56.73
Total loan servicing portfolio	$6,807,095	$7,230,806
Loans serviced for others	$62,905	$68,637
% of adjustable mortgages	79.73%	96.84%

Other data:
Employees (full-time equivalent)	620	583
Branches	37	33

Asset quality:
Real estate owned (foreclosed)	$96,665	$11,774
Non-accrual loans	$491,712	$53,344
Non-performing assets	$588,377	$65,118

Non-performing assets to total assets	8.20%	0.85%

Single family loans delinquent less than 90 days	$207,696	$35,187

General valuation allowance (GVA)	$226,877	$114,894
Allowance for impaired loans	32,818
Allowance for loan losses	$259,695	114,894

Allowance for loan losses as a percentage of gross loans receivable	3.96%	1.62%

Loans sold with recourse	$39,787	$47,038
Modified loans (not impaired)	$13,164	$—
Impaired loans, net	$332,590	$15,486

Capital ratios:
Tangible capital ratio	9.45%	10.84%
Core capital ratio	9.45	10.84
Risk-based capital ratio	17.83	21.88
Net worth to assets ratio	7.67	9.44

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands)
Selected ratios:
Expense ratios:
Efficiency ratio	46.16%	28.28%	44.23%	26.94%
Expense to average assets ratio	1.41	1.03	1.32	0.98
Return on average assets	(1.99)	1.44	(2.94)	1.45
Return on average equity	(24.97)	15.98	(35.25)	17.07

Yields earned and rates paid:
Average yield on loans	6.02%	8.02%	6.48%	7.99%
Average yield on investment portfolio	5.19	5.40	5.09	5.46
Average yield on all interest-earning assets	5.96	7.87	6.38	7.84
Average rate paid on deposits	3.29	4.40	3.62	4.46
Average rate paid on borrowings	3.88	5.38	4.13	5.39
Average rate paid on interest-bearing liabilities	3.51	4.71	3.81	4.76
Interest rate spread	2.45	3.16	2.57	3.08
Effective net spread	2.90	3.55	2.76	3.49

Average balances:
Average loans	$6,321,262	$7,402,560	$6,317,025	$7,806,242
Average investments	493,431	460,789	491,355	487,832
Average interest-earning assets	6,814,693	7,863,349	6,808,380	8,294,074
Average deposits	4,024,173	4,931,418	4,059,543	5,201,614
Average borrowings	2,450,413	2,309,361	2,405,607	2,436,988
Average interest-bearing liabilities	6,474,586	7,240,779	6,465,150	7,638,602
Excess of interest-earning assets over interest-bearing liabilities	$340,107	$622,570	$343,230	$655,472

Loan originations and purchases	$491,645	$180,376	$776,955	$439,885